EXHIBIT 5.1

September 27, 2010

Alterra Capital Holdings Limited

Alterra House

2 Front Street

Hamilton, HM 11, Bermuda

Alterra Finance LLC

c/o Alterra Capital Holdings Limited

Alterra House

2 Front Street

Hamilton, HM 11, Bermuda

Re: Alterra Finance LLC Registration Statement on Form S-3 File Nos. 333-167035 and 333-167035-01

Ladies and Gentlemen:

We have acted as special counsel to Alterra Capital Holdings Limited, a Bermuda exempted company (the “Guarantor”), and Alterra Finance LLC, a Delaware limited liability company (the “Company”), in connection with the registration, pursuant to the Registration Statement on Form S-3, as amended (File Nos. 333-167035 and 333-167035-01) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 24, 2010, of the offering and sale by the Company of $350,000,000 aggregate principal amount of its 6.25% Senior Notes due 2020 (the “Senior Notes”) and the related guarantee of the Guarantor (the “Guarantee”) and together with the Senior Notes (the “Securities”), issued under the Indenture, dated as of September 1, 2010, as amended (the “Base Indenture”), among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated September 27, 2010 (the “First Supplemental Indenture,” together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, and sold pursuant to the terms set forth in the Underwriting Agreement, dated September 22, 2010, among Banc of America Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as Representatives of the Underwriters listed on Schedule A thereto (collectively, the “Underwriters”), the Company and the Guarantor (the “Underwriting Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Alterra Capital Holdings Limited

Alterra Finance LLC

September 27, 2010

In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, the base prospectus, dated May 21, 2010 forming a part of the Registration Statement, as supplemented by the prospectus supplement, dated September 22, 2010, filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Senior Notes (as so supplemented, the “Prospectus”), the Indenture, the form of the Senior Notes and the Underwriting Agreement. In addition, we have examined originals or certified copies of such company records of the Company, the Guarantor and other certificates and documents of officials of the Company, the Guarantor, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that the Securities will conform to the specimen thereof we have reviewed. We have also assumed that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Senior Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement (1) the Senior Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms and (2) the Guarantee will be valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Delaware Limited Liability Company Act. As used herein, the term “Delaware Limited Liability Company Act” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

B.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific

Alterra Capital Holdings Limited

Alterra Finance LLC

September 27, 2010

performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Guarantor or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Guarantor with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus dated May 21, 2010 and the Prospectus Supplement dated September 22, 2010, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Akin, Gump, Strauss, Hauer & Feld, L.L.P.